Exhibit 107

Calculation of Filing Fee Table

Form S-11

(Form Type)

reAlpha Tech Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price (1)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Units, each consisting of: (i) one share of common stock, par value $0.001 per share, or one Pre-Funded Warrant to purchase one share of common stock; and (2)(3)	457(o)	$20,000,000	0.0.0001476	$2,952
Fees to Be Paid	Equity	(ii) one and a half Warrants to purchase one and a half shares of common stock, par value $0.001 per share (4)	457(g)	—	—	—
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, underlying Warrants	457(o)	$30,000,000	0.0.0001476	$4,428
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, underlying Pre-Funded Warrants(2)	Other	—	—	—
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, underlying Pre-Funded Warrants (2)(3)(4)	Other	—	—	—

	Total Offering Amounts			$50,000,000		$7,380
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					$7,380

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The registrant may issue Pre-Funded Units in the offering in lieu of Units. The purchase price of each Pre-Funded Unit will equal the price per Unit at which Units are being sold to the public in this offering, minus the pre-funded portion of the exercise price.
(3)	The proposed maximum aggregate offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units offered and sold in the offering, and as such the proposed maximum offering price of the common stock and Pre-Funded Warrants (including the common stock issuable upon exercise of the Pre-Funded Warrants) if any, is $20,000,000, assuming no exercise of the Warrants issued in this offering.
(4)	No fee pursuant to Rule 457(g) of the Securities Act.